                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                (AMENDMENT NO. 1)


                                    SINA.COM
     ----------------------------------------------------------------------
                                (Name of Issuer)


                   ORDINARY SHARES $0.133 PAR VALUE PER SHARE
     ----------------------------------------------------------------------
                         (Title of Class of Securities)


                                   G81477 10 4
     ----------------------------------------------------------------------
                                 (CUSIP Number)


                                  JUNE 30, 2001
     ----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /      Rule 13d-1(b)
/X/      Rule 13d-1(c)
/ /      Rule 13d-1(d)

CUSIP No. G81477 10 4

1          NAME OF REPORTING PERSON

                        Stone Electronic Technology Limited

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        N.A.

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           (a)    / /                   (b)    /X/

3          SEC USE ONLY


4          CITIZENSHIP OR PLACE OF ORGANIZATION

                        Hong Kong Special Administrative Region

NUMBER               5      SOLE VOTING POWER

OF SHARES                            -0-

BENEFICIALLY         6      SHARED VOTING POWER

OWNED BY                             4,193,279

EACH                 7      SOLE DISPOSITIVE POWER

REPORTING                            -0-

PERSON               8      SHARED DISPOSITIVE POWER

                                     4,193,279

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        4,193,279 Ordinary Shares

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                        / /

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        10.14%*

12         TYPE OF REPORTING PERSON

                        CO

*Based on 41,336,495 shares outstanding as of April 30, 2001, as set forth in the issuer's Report on Form 10-Q for the quarter ended March 31, 2001, as filed with the Securities and Exchange Commission.

CUSIP No. G81477 10 4

1          NAME OF REPORTING PERSON

                        Stone Group Corporation

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        N.A.

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           (a)    / /                   (b)    /X/

3          SEC USE ONLY


4          CITIZENSHIP OR PLACE OF ORGANIZATION

                        People's Republic of China

NUMBER               5      SOLE VOTING POWER

OF SHARES                            -0-

BENEFICIALLY         6      SHARED VOTING POWER

OWNED BY                             4,821,580

EACH                 7      SOLE DISPOSITIVE POWER

REPORTING                            -0-

PERSON               8      SHARED DISPOSITIVE POWER

                                     4,821,580

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        4,821,580 Ordinary Shares

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                        / /

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        11.66%*

12         TYPE OF REPORTING PERSON

                        CO


*Based on 41,336,495 shares outstanding as of April 30, 2001, as set forth in the issuer's Report on Form 10-Q for the quarter ended March 31, 2001, as filed with the Securities and Exchange Commission.

CUSIP No. G81477 10 4

1          NAME OF REPORTING PERSON

                        Soaring High Investments Limited

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        N.A.

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           (a)    / /                   (b)    /X/

3          SEC USE ONLY


4          CITIZENSHIP OR PLACE OF ORGANIZATION

                        Hong Kong Special Administrative Region

NUMBER               5      SOLE VOTING POWER

OF SHARES                            -0-

BENEFICIALLY         6      SHARED VOTING POWER

OWNED BY                             1,392,286

EACH                 7      SOLE DISPOSITIVE POWER

REPORTING                            -0-

PERSON               8      SHARED DISPOSITIVE POWER

                                     1,392,286

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        1,392,286 Ordinary Shares

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                        / /

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        3.37%*

12         TYPE OF REPORTING PERSON

                        CO

*Based on 41,336,495 shares outstanding as of April 30, 2001, as set forth in the issuer's Report on Form 10-Q for the quarter ended March 31, 2001, as filed with the Securities and Exchange Commission.

CUSIP No. G81477 10 4

1          NAME OF REPORTING PERSON

                        Springbend Holdings Limited

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        N.A.

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           (a)    / /                   (b)    /X/

3          SEC USE ONLY


4          CITIZENSHIP OR PLACE OF ORGANIZATION

                        Hong Kong Special Administrative Region

NUMBER               5      SOLE VOTING POWER

OF SHARES                            -0-

BENEFICIALLY         6      SHARED VOTING POWER

OWNED BY                             2,020,587

EACH                 7      SOLE DISPOSITIVE POWER

REPORTING                            -0-

PERSON               8      SHARED DISPOSITIVE POWER

                                     2,020,587

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        2,020,587 Ordinary Shares

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES

                        / /

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        4.89%*

12         TYPE OF REPORTING PERSON

                        CO

*Based on 41,336,495 shares outstanding as of April 30, 2001, as set forth in the issuer's Report on Form 10-Q for the quarter ended March 31, 2001, as filed with the Securities and Exchange Commission.

CUSIP No. G81477 10 4

1          NAME OF REPORTING PERSON

                        Yongji Duan

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        N.A.

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           (a)    / /                   (b)    /X/

3          SEC USE ONLY


4          CITIZENSHIP OR PLACE OF ORGANIZATION

                        People's Republic of China

NUMBER               5      SOLE VOTING POWER

OF SHARES                            112,500

BENEFICIALLY         6      SHARED VOTING POWER

OWNED BY                             4,821,580

EACH                 7      SOLE DISPOSITIVE POWER

REPORTING                            112,500

PERSON               8      SHARED DISPOSITIVE POWER

                                     4,821,580

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        112,500 Ordinary Shares

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                        /X/

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        Less than 1%*

12         TYPE OF REPORTING PERSON

                        IN

*Based on 41,336,495 shares outstanding as of April 30, 2001, as set forth in the issuer's Report on Form 10-Q for the quarter ended March 31, 2001, as filed with the Securities and Exchange Commission.

ITEM 1.

(a)      Name of Issuer:

         SINA.com

(b)      Address of Issuer's Principal Executive Offices:

         Vicwood Plaza
         Room 1801-4
         18th Floor
         199 Des Voeux Road
         Central
         Hong Kong Special Administrative Region

ITEM 2.

(a)      Name of Person Filing:

         (1)      Stone Group Corporation
         (2)      Stone Electronic Technology Limited
         (3)      Soaring High Investments Limited
         (4)      Springbend Holdings Limited
         (5)      Yongji Duan

(b)      Address of Principal Business Office:

         (1)      No. 2 Haidian Road
                  Zhongguancun
                  Beijing 10080
                  People's Republic of China

         (2)      27/F
                  K. Wah Centre
                  191 Java Road
                  North Pointe
                  Hong Kong Special Administrative Region

         (3)      Same as (2)

         (4)      Same as (2)

         (5)      Same as (1)

(c)      Citizenship:

         (1)      People's Republic of China

         (2)      Hong Kong Special Administrative Region
         (3)      Hong Kong Special Administrative Region
         (4)      Hong Kong Special Administrative Region
         (5)      People's Republic of China

(d)      Title of Class of Securities:

         Ordinary Shares, $0.133 par value per share

(e)      CUSIP Number:

         G81477 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)      [  ]     Broker or dealer registered under section 15 of the Act (15
                  U.S.C. 78o).

(b)      [  ]     Bank as defined in section 3(a)(6)(19) of the Act (15
                  U.S.C. 78c).

(c)      [  ]     Insurance company as defined in section 3(a)(6)(19) of the
                  Act (15 U.S.C. 78c).

(d)      [  ]     Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)      [  ]     An investment adviser in accordance with section
                  240.13d-1(b)(1)(ii)(E);

(f)      [  ]     An employee benefit plan or endowment fund in accordance
                  with section 240.13d-1(b)(1)(ii)(F);

(g)      [  ]     A parent holding company or control person in accordance
                  with section 240.13d-1(b)(1)(ii)(G);

(h)      [  ]     A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)      [  ]     A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

(j)      [  ]     Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4.       OWNERSHIP

See rows 5 through 11 of cover pages.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.      CERTIFICATIONS

Not applicable.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information named in this schedule is true, complete and correct.



Date:    July 4, 2001                  Stone Group Corporation

                                       By:/s/ DUAN Yongji
                                          ---------------------------------
                                          Name:  DUAN Yongji
                                          Title:  Chairman


Date:    July 4, 2001                  Stone Electric Technology Limited

                                       By:/s/ DUAN Yongji
                                          ---------------------------------
                                          Name:  DUAN Yongji
                                          Title:  President


Date:    July 4, 2001                  Soaring High Investments Limited

                                       By:/s/ DUAN Yongji
                                          ---------------------------------
                                          Name:  DUAN Yongji
                                          Title:  Director


Date:    July 4, 2001                  Springbend Holdings Limited

                                       By:/s/ DUAN Yongji
                                          ---------------------------------
                                          Name:  DUAN Yongji
                                          Title:  Director


Date:    July 4, 2001                     /s/ DUAN Yongji
                                          ---------------------------------
                                                              Duan Yongji

                                  Exhibit Index


           EXHIBIT             DESCRIPTION
           -------             -----------
            99.1               Statement pursuant to Rule 13d-1(k)(1)(iii)


EX-99.1

         RULE 13D STATEMENT

                                  Exhibit 99.1

         Pursuant to Rule 13d-1(k)(1)(iii) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended, the undersigned agrees that the statement to which this Exhibit is attached is filed on behalf of each of them.

Dated:  July 4, 2001
                                       Stone Group Corporation


                                       By:/S/ DUAN Yongji
                                          ---------------------------------
                                          Name:  DUAN Yongji
                                          Title:  Chairman


                                       Stone Electronic Technology Limited


                                       By:/s/ DUAN Yongji
                                          ---------------------------------
                                          Name:  DUAN Yongji
                                          Title:  President


                                       Soaring High Investments Limited


                                       By:/s/ DUAN Yongji
                                          ---------------------------------
                                          Name:  DUAN Yongji
                                          Title:  Director


                                       Springbend Holdings Limited


                                       By:/s/ DUAN Yongji
                                          ---------------------------------
                                          Name:  DUAN Yongji
                                          Title:  Director

                                          /s/ DUAN Yongji
                                          ---------------------------------
                                                          Duan Yongji